EXHIBIT 99.1

                    Bion Environmental Technologies, Inc.
                    Executive Summary - September 10, 2007

OVERVIEW

Bion Environmental Technologies, Inc.'s (OTCBB: BNET) patented and proprietary technology platform enables the integration of biofuel production with large-scale livestock and end-product processing operations in a mutually beneficial enterprise that is both environmentally-sustainable and results in substantially higher profitability.

Bion's comprehensive waste management systems reduce the air and water emissions from livestock operations, such as dairy or beef cattle, to such low levels that high-density livestock facilities can now be constructed on a larger scale, with reduced land requirements and minimal environmental impacts. Bion's ability to accomplish regulatory permitting for large-scale concentrated livestock facilities, creates a unique opportunity to develop state-of-the-art agricultural operations (Integrated Projects or Projects). Integrated Projects will be comprised of large-scale livestock operations, biofuel/ethanol production and, in many cases, end-product processing facilities - coupled with Bion's environmental management and renewable energy production platform - located in close proximity to each other. The drastically reduced environmental footprint and acreage requirements of the livestock operation will allow Integrated Projects to be situated in advantageous locations that are impracticable without Bion's technology platform.

Integrated Projects will significantly increase profitability, while simultaneously reducing commodity pricing risk, by exploiting economies of scale and establishing a closed loop for co-products that are produced and consumed within the Project. Renewable energy is created by combusting dried cellulosic material from the livestock waste stream which will replace the fossil fuel requirements of the ethanol plant and the entire Integrated Project. Distiller grains, the corn co-product of ethanol production, is incorporated on a wet basis as a feed supplement by the livestock operation, eliminating the costs of drying and transportation to market. Further efficiencies and revenues are created through the sale of other co-products, generation of environmental credits and existing and potential renewable energy credits, subsidies and incentives. The livestock, processing and ethanol components that make up Integrated Projects will enjoy a significant competitive advantage over their conventional stand-alone counterparts or smaller-scale integrated operations.

Bion may exploit opportunities to develop Integrated Projects through: 1) greenfield development of livestock, processing and ethanol facilities in locations with a certain strategic value (such as proximity to markets or feedstock), and 2) integration of a newly-permitted livestock herd with an existing ethanol plant. Bion's technology platform is the only technology with independent peer-reviewed data that supports the permitting of large-scale livestock operations, placing the Company in a unique position to develop and manage Integrated Projects. Bion has established an implementation team, including in-house management and key consultants, that has extensive experience in the planning, permitting, construction and operations management of the various disciplines necessary to accomplish the integration of large-scale livestock, end-product processing and ethanol production.

Bion estimates that greenfield development of an Integrated Project, consisting of an ethanol plant balanced with a beef or dairy herd, will require CAPEX in excess of $2,000 per animal unit, resulting in a Project cost of approximately $170 to $210 million (without the cost of the livestock herd). Bion anticipates that Project CAPEX requirements will be funded through a combination of equity, senior and subordinated debt, and grants, credits and other subsidies. The Company's business model is based on developing Projects that can provide a minimum annual EBIT/DA return of 22% to 28% of CAPEX. Based on attaining this minimum threshold of EBIT/DA return and equity investment of 20% of CAPEX, Bion projects that its Integrated Projects will achieve an annual return on equity of 40% or greater.

Bion anticipates that one of its initial Integrated Projects will be located in upstate New York and will include a 42 million gallon per year ethanol plant balanced with an 84,000-head beef cattle finishing facility that will be made up of six 14,000-head satellite farm modules. Bion is currently evaluating several additional locations for Integrated Projects incorporating beef and dairy livestock. Bion intends to commence development of its initial Integrated Project in late 2007 by optioning land and beginning the permitting process. Bion also intends to locate sites for and begin the development process of four to eight additional Integrated Projects during 2008, subject to availability of adequate financing.

INTEGRATED PROJECT ADVANTAGES

Integration allows each of the Project's component partners to realize its maximum economic potential by substantially increasing operational efficiencies and market opportunities. Increased livestock scale and density, enabled by Bion's technology platform, unlocks value from the livestock waste stream, producing high-margin revenues from sources that are not feasible in smaller-scale operations.

     *  Livestock Facility w/Bion waste treatment
        - Renewable energy sales to ethanol & processor - ready market at burner-tip values
        - Environmental and potential renewable energy credits, subsidies and incentives
        - Economies of scale
        - Thermal energy expense eliminated
        - Ready market for milk/meat produced
        - Premium price for high volume, accountable output
        - Wet Distiller Grains (WDG - ethanol process co-product) available for feed supplement at reduced cost
     *  Ethanol Plant
        - Livestock provide ready market for WDG with long-term agreement to purchase
        - Reduced energy consumption - not necessary to dry WDG to DDG for shipping
        - Minimal transportation, no marketing cost for WDG sales
        - Reduced exposure to energy cost and distiller grain price volatility

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        - Enhanced revenues from value added co-product sales of solubles stream
        - Reduced CAPEX for greenfield development - no drying equipment needed
     *  End-Product Processing Facility
        - High-volume single source of consistent high-quality fresh milk or meat
        - Food security - accountability, traceability
        - Branding - Natural, Green
        - Reduced gathering and storage infrastructure, time and expense
        - Potential for reduced end-product shipping expense
        - Reduced exposure to energy cost volatility
        - Organic waste stream processing at reduced cost by the Bion system

BARRIER TO ENTRY - PERMITS

The primary barrier to integration is the lack of ability to obtain regulatory permits for a large-scale livestock facility. Confined Animal Feeding Operations (CAFOs) have become the focus of increased scrutiny from federal and state regulatory agencies, Congress and state legislatures, the courts, and national and grassroots environmental organizations.

More than 1.6 billion tons of manure, high in nutrients such as nitrogen and phosphorous, is generated by livestock operations each year in the U.S., about 60 times that produced by humans. The Environmental Protection Agency reports that livestock waste has polluted 35,000 miles of rivers in 22 states and contaminated groundwater in 17 states. The Pew Oceans Commission reported in 2003 that runoff of excess nitrogen from animal feedlots is one of the greatest pollution threats to coastal marine life today.

In 2002 the U.S. Environmental Protection Agency reevaluated its mandate to regulate CAFOs under the Clean Water Act. Since passage of the Act in 1972, the EPA has required large CAFOs to obtain a National Pollutant Discharge Elimination System (NPDES) permit. In December 2002, the EPA published updated CAFO rules that require more livestock operations to apply for these permits and added more stringent requirements to the permit.

The CAFO industry has also come under the scrutiny of the EPA regarding air emissions and their regulation under the Clean Air Act. Six major pollutants have been identified and attributed to air emissions from animal housing areas, waste treatment and storage areas, and application of waste to the land: ammonia, nitrous oxide, methane, carbon dioxide, hydrogen sulfide, and criteria air pollutants including volatile organic compounds ('VOCs') and particulate matter. Dairies were recently identified as the largest contributor to airborne ammonia and other polluting gases in the San Joaquin Valley, posing a serious health threat in this critically impaired region. A 2004 study from the University of California indicates that air pollution from CAFOs is directly correlated to increased infant mortality.

In 2005 the EPA granted the CAFO industry a provisional "amnesty" for past violations and a two-year moratorium on enforcement. This was to allow the Agency time to evaluate CAFO air emissions and review the EPA's requirement to enforce regulations under the Clean Air Act and the Comprehensive

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Environmental Response, Compensation and Liability Act (CERCLA).  Updated
regulations and a resumption of EPA enforcement are anticipated within 18 months.

The future is clear: compliance with current and expected CAFO regulations will be increasingly burdensome, forcing many operators to relocate or simply cease operations. Expansion of existing facilities, or construction of new large-scale operations, without the acquisition of extensive acreage or substantial reductions in nutrients and air emissions, has become impossible in today's regulatory climate.

Bion's core technology is a patented biological waste treatment process that can reduce nutrient (nitrogen and phosphorus) discharges in excess of 75% and air emissions, depending on the constituent gas or particulate, in excess of 80% (on a whole farm basis). This data was demonstrated on a commercial dairy in Texas and was verified by an independent, third-party review team of scientists and engineers including representatives of several regulatory agencies (data available at the Company's website - www.biontech.com). Nutrient reductions up to 95% can be achieved by more intensive Bion processing and utilization of a constructed wetland. The waste treatment system utilizes a multi-disciplined approach to treat the entire CAFO waste stream, providing quantifiable reductions of nutrients in the effluent and air emissions that can be verified to meet current and proposed environmental standards.

Manure 'gasification' processes and anaerobic digester systems that capture methane have received attention recently but do little to reduce many critical aspects of the CAFO's environmental footprint. As such, they do not support permitting increased livestock scale so they are limited to locations with existing herds. Bion's technology platform offers a comprehensive solution to the environmental challenges faced by CAFOs - it provides the cornerstone on which scale and opportunity can be built

ETHANOL - OVERVIEW & CHALLENGES

In the U.S., ethanol is produced primarily through the fermentation of corn - one bushel of corn is required to produce approximately 2.8 gallons of ethanol. While research into cellulosic ethanol that utilizes various forms of feedstock holds great promise, most experts agree that it is at least 10 years away from economic viability with significant scale. The corn fermentation process requires a substantial amount of thermal energy, traditionally supplied by natural gas. Corn-based ethanol produces several co-products, including distillers grains (either wet: WDG, or dry: DDG) that are then sold as a feed supplement for livestock. In areas where the distiller grains supply exceeds the local livestock's ability to consume them, WDG is dried by the ethanol producer, using natural gas at a significant expense, then the DDG is marketed and transported, also at a significant cost, to distant livestock markets.

Although currently under pressure regarding profitability, the ethanol industry has undergone tremendous growth over the past five years and is poised to experience continued growth due to ethanol's utilization as an additive to produce cleaner-burning gasoline. There is Presidential and

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bipartisan Congressional support to increase the Renewable Fuel Standard, the mandated requirement to include ethanol in the U.S. fuel supply, from the current level of 7.5 billion gallons per year by 2012, to as high as 36 billion gpy by 2022. Initiatives to expand uses for ethanol are currently underway, such as the auto industry's E85 (Flex-Fuel Vehicle) program and research & development into the conversion of ethanol to piston engine aircraft and jet fuel. Prolonged higher oil prices and concerns over U.S. energy security, coupled with increased attention to global warming, all but assure continued and growing demand for U.S. ethanol.

The economics of the ethanol industry are impacted by numerous factors: raw material prices (corn feedstock), wholesale gasoline prices, natural gas prices, transportation costs of both the raw material (corn) and finished products (ethanol and distillers grains), markets and pricing for distillers grains, and the ethanol itself. While the ethanol industry's economic model is complex, today's bottom line is not: corn prices are up - ethanol profit margins are down. At the same time, supplies of ethanol and distiller grains are up - their prices are down, further decreasing margins. Compounding the issue, a tremendous amount of additional ethanol supply is slated to come online over the next few years. To be competitive in this environment, ethanol producers will have to increase their operational efficiencies. Those with the ability to minimize costs and maximize their return on co-products will benefit from a competitive advantage that allows them to profitably maintain or grow their market share.

Integrating ethanol production with a large livestock herd creates a closed loop: energy from the livestock waste stream is used to heat the ethanol fermentation process, and the distiller grain co-product is fed back to the cows. By not having to dry the distiller grains for shipment, the ethanol plant eliminates more than 30% of its energy requirements, as well as the costs to transport them to increasingly distant markets. Assuming $8.00 natural gas prices (burner-tip value), a 40 million gpy ethanol plant will save more than $6 million annually by not having to dry and ship distiller grains (see page 14 for assumptions and details). Significantly reduced energy requirements, coupled with replacement of the remaining natural gas requirement with renewable energy from the livestock facility, reduces the ethanol plant's exposure to increases in natural gas prices and transportation fuel costs.

BION TECHNOLOGY PLATFORM

Bion's technology platform is the result of 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. The platform is designed to optimize the economic reclamation of nutrients and energy from the livestock waste stream. In the process, a number of high-value products are produced.

Renewable energy is produced in the form of solid fuel that is made from the undigested cellulosic material. These "coarse solids," after proper treatment, are combusted to produce thermal energy for heating and drying purposes, replacing an ethanol plant's (and the rest of the Integrated Project's) entire requirement for natural gas. The platform produces net

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energy (after satisfying the thermal energy requirements of the platform and the livestock facility) of approximately 16.8 MMBTU per cow per year for a beef finishing facility and 25.6 MMBTU per cow per year for a dairy operation.

The "fine solids," that are high in nutrient value, are reclaimed and sold for a variety of purposes: from animal feed to organic fertilizer products. The fine solids consist of 40% and greater protein, and are an excellent feed source for certain aquaculture species such as tilapia. The Company and several Universities have conducted extensive testing of the organic soil and fertilizer products processed from the waste stream, in anticipation of marketing and sales. The trials demonstrated that BionSoil produced plant growth on par with expensive slow-release synthetic fertilizers. Sale of the fine solids and the release of harmless nitrogen gas (N2), provides the mechanism whereby the nutrients are removed from the farm - making it possible to permit more animals on less land.

Bion anticipates that the air emission reductions it creates, including substantial greenhouse gas reductions, will be eligible for environmental credits that are traded on established exchanges, such as those currently received by industrial polluters who have reduced their emissions below a certain standard. Additionally, similar environmental credits for the removal of nutrients from impaired watersheds are currently available in some locations. Further, Bion anticipates that the production and use of renewable energy will generate substantial tax credits. Other tax benefits, subsidies and incentives may be available, depending on the specifics of the Project and its location.

Bion's integrated technology platform is capable of being standardized in support of rapid deployment, is easily scalable and creates a significant barrier to competitors based on Bion's nine existing patents. By virtually eliminating air emissions and odors, as well as providing a mechanism to remove a substantial portion of the excess nutrients from the farm, the Bion system reduces the environmental footprint of the livestock operation to a level that will enable regulatory permitting of large numbers of animals on relatively small parcels of land. This sets the stage for integration and provides the ability to develop Integrated Projects that are strategically located with respect to product markets, feedstock and/or existing operations.

BUSINESS MODEL

Bion will leverage its proven technology platform, along with the highly-qualified team it has assembled, to exploit the opportunities to integrate large-scale livestock facilities with efficient ethanol production and, in many cases, livestock end-product processing. Bion will serve as the developer and operator of Integrated Projects, much like a shopping mall developer. It will acquire the site; secure the input agreements, as well as the infrastructure agreements and financing; permit the greenfield components of the livestock, ethanol, and processor operations; and oversee engineering, construction and start-up. Bion will share in the value-added economics of the operations it integrates through ongoing lease and service agreements, including energy sales and livestock waste treatment services.

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Each Project will have differing characteristics and development requirements determined by location, nature of existing operations (if any), transportation infrastructure, as well as financial considerations such as subsidies, tax credits, energy abatements and other incentives. Bion may or may not choose to take an ownership interest in any of the individual components of a Project, depending on the JV participants, tenants and the Company's analysis of the opportunities available.

In cases where Bion does not have an ownership interest in one (or more) of the components of the Integrated Project, the Company will receive revenues from lease and service agreements for the benefits provided to that member. For example: in most cases, Bion anticipates that it will not have an ownership interest in the livestock end-product processor. Rather, the processor will be a rent-paying tenant of the Integrated Project (if located on-site), will purchase any available renewable energy at near-delivered energy cost values and pay a waste processing fee for any waste treatment services provided by Bion. In addition, there will be a long-term agreement for the participating livestock producers to sell their output to the livestock end-product producer. Similarly, if Bion does not own an interest in the ethanol plant, the plant will purchase renewable energy from Bion to replace its natural gas requirements and the plant will have a long-term agreement to sell its WDG output to the participating livestock operator.

Bion anticipates that in most cases it will own most, or all of the livestock facility and the technology platform. The facility and platform will generate the following core revenue streams for Bion:

     1.  Livestock facility lease - per animal per day
     2.  Waste treatment fee - per animal per day
     3.  Renewable energy sales at burner-tip values
     4.  Fine solids co-product sales
     5.  Greenhouse gas emission credits
     6.  State and Federal renewable energy credits

Potential and/or future revenue sources include:

     1.  Other livestock air emission reduction credits
     2.  Nutrient credits
     3.  Equity interest in either the livestock herd or ethanol production

Bion estimates that greenfield development of an Integrated Project, consisting of an ethanol plant balanced with a beef or dairy herd, will require CAPEX in excess of $2,000 per animal unit, resulting in a Project cost of approximately $170 to $210 million (without the cost of the livestock herd). Bion anticipates that Project CAPEX requirements will be funded through a combination of equity, senior and subordinated debt, and grants, credits and other subsidies. The Company's business model is based on developing Projects that can provide a minimum annual EBIT/DA return of 22% to 28% of CAPEX. Based on attaining this minimum threshold of EBIT/DA return and equity investment of 20% of CAPEX, Bion projects that its Integrated Projects will achieve an annual return on equity of 40% or greater.

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Bion expects that Integrated Project CAPEX requirements will be funded through a combination of equity, subordinated debt, and senior debt (potential tax-free bonding authority). The Company believes that the equity and sub-debt portion may be replaced or reduced by various state programs that include economic development, renewable energy, grants and infrastructure support, as well as federal support (through state delegation
- 'earmarks') and federal renewable energy investment tax credits.

Bion anticipates a limited, but what may ultimately prove to be a substantial, market opportunity to retrofit existing livestock facilities to accomplish regulatory compliance, without the benefits of integration. Depending on the project, Bion may license or joint venture these opportunities in order to focus on more profitable Integrated Projects.

BUSINESS STRATEGY

Bion intends to commence development of its first Integrated Project in late 2007, by optioning a site and beginning the permitting process. The Company has identified upstate New York as a location that meets the criteria for an Integrated Project that would be both environmentally and economically sustainable. Bion has had ongoing discussions with local and state officials concerning its proposal to develop an Integrated Project, comprised of a 42 million gallon per year ethanol plant balanced with an 84,000-head beef cattle finishing facility. Bion is currently evaluating several additional locations. The Company intends to locate sites for and begin the development process of four to eight additional Integrated Projects during 2008, subject to availability of adequate financing.

Concurrently, the Company intends to move forward with construction of a new 3,000-head Bion waste treatment system in a permanent installation. This system, to be installed at the Evergreen Farms dairy, located in Huntingdon County, Pennsylvania, will reduce nutrients and air emissions from the dairy. Bion will use the fully-integrated installation to demonstrate the effectiveness of its system to industry, regulatory, legislative and other interested stakeholders. The dairy is located in the Chesapeake Bay Watershed, the largest estuary in the U.S. and a region with a high environmental profile (and priority) due to its proximity to Washington, D.C and its critical nutrient pollution problems. The Bion system's nutrient and ammonia reductions will be monitored to determine their value under a nutrient trading program that has been established in the Chesapeake Bay Watershed, potentially creating a substantial revenue source for Bion. Due to its location and the intense scrutiny it will receive, the Evergreen installation will serve as a source of peer-reviewed data to determine the total air emissions from an integrated installation to support permitting in various states for Bion's future Integrated Projects.

Bion has made initial contacts in the Midwest Corn Belt states with the intent to develop Projects by introducing new livestock herds to existing ethanol plants. There are 117 ethanol plants currently operating in the Midwest (10 undergoing expansion) with another 57 under construction. In most of these locations, distiller grain production has surpassed the local livestock herds' ability to consume it. Ethanol plants in these locations, if they are not already doing so, are faced with the prospect of having to

                                      8


dry and ship their distiller grains. By introducing a livestock herd in close proximity to an ethanol plant, with long-term agreements to purchase their WDG, Bion can improve the economics of the plant as illustrated by the comparison on page 14. The Nebraska Corn Board recently issued a statement that Nebraska could sustain an additional 75,000 dairy cows, just to meet the current demand of its in-state milk-processing capacity. Bion intends to pursue these and other opportunities to integrate livestock with existing ethanol production.

Bion has assembled a team of both full-time management personnel and industry consultants to implement all aspects Integrated Project development. Pre-development activities include an evaluation phase, prior to optioning a site, that includes establishing local community support, potential site evaluations, logistics planning, including identifying various market outlets for livestock output, input availability and formula-based agreements, infrastructure and other subsidy support, and capital market assessment. These factors and others will be integrated into a detailed analysis and planning document that determines whether the Project meets Bion's overall standards for a project to be considered for development. Upon successful determination of project feasibility, the Project will enter the implementation phase, consisting of site optioning, engineering, permitting, construction management, herd procurement and management, and securing permanent financing for the Project. As a result of the intensive and extensive effort in the evaluation stage, Bion believes it will reduce its lead time to permit an Integrated Project, as well as control and reduce its actual overall implementation cost.

Bion will continue to support regulatory and legislative action that it believes will benefit the industry, the public and the Company. Numerous existing federal and state subsidies, credits and incentives may bear on any given Integrated Project. Some of these incentives are specifically designed to benefit a variety of renewable energy-based technologies, such as wind, solar and biofuels. Bion is working toward recognition of livestock waste-based renewable thermal energy and seeking subsidies on par with other green technologies. Additionally, Bion will seek additional incentives for use of its technology, based on the verified data that it provides both substantially greater energy efficiencies and benefits to the environment than many technologies that are currently eligible for incentives. With added incentives, the opportunity to implement Bion's technology will expand as more marginal projects would meet the economic thresholds needed for development. If an Integrated Project qualifies for certain existing and proposed state and/or federal tax credits, subsidies and incentives (of which there is no assurance), the economic returns from such a Project would be favorably impacted.

COMPETITION

At this time, Bion is the only company with independent peer-reviewed data that verifies environmental compliance in support of the CAFO regulatory permitting process. There are a very limited number of entities with solutions that sound similar; however, their technology is based on manure 'gasification' or capturing methane from the waste stream using anaerobic digesters (ADs). Although ADs do produce methane that can be used to replace

                                      9


some or all of the natural gas requirement of an ethanol plant, the process creates only about one third of the energy per animal that is produced by Bion's use of combustible solids extracted from the waste stream. More importantly, ADs and 'gasification' provide more limited reductions of air emissions and nutrients from the CAFO waste stream; ADs actually increase detrimental soluble nutrients. They do not support permitting the herd scale and concentration necessary to achieve efficient integration. Bion's technology platform enables an efficient closed-loop renewable energy cycle and provides a comprehensive solution to regulations that now present a barrier to increased livestock scale and the ability to efficiently integrate ethanol and livestock production.

TEAM

Mark A. Smith (57) has been President, General Counsel, interim Chief Financial Officer and a director of Bion Environmental Technologies, Inc. since late March 2003. Since that time, he has also served as sole director, President and General Counsel of Bion's wholly-owned subsidiaries including Bion Dairy Corporation. Since mid-February 2003, Mr. Smith has served as sole director and President and General Counsel of Bion's majority-owned subsidiary, Centerpoint Corporation. Previously, from May 21, 1999 through January 31, 2002, Mr. Smith served as a director of Bion. From July 23, 1999, when he became President of Bion, until mid-2001 when he ceased to be Chairman, Mr. Smith served in senior positions with Bion on a consulting basis. Additionally, Mr. Smith was the president of RSTS Corporation prior to its acquisition of Bion Technologies, Inc. in 1992. Mr. Smith received a Juris Doctor Degree from the University of Colorado School of Law, Boulder, Colorado (1980) and a BS from Amherst College, Amherst, Massachusetts (1971).

Mr. Smith has engaged in the private practice of law in Colorado since 1980. In addition, Mr. Smith has been active in running private family companies, Stonehenge Corporation (until 1994) and LoTayLingKyur, Inc. (1994-2002). Until returning to Bion during March 2003, Mr. Smith had been in retirement with focus on charitable work and spiritual retreat.

Jere Northrop (64) is the founder of Bion and developed its technology. He has served as the Company's Senior Technology Director since 1999 and has been a Board of Directors member since April 9, 1992. Dr. Northrop is a founder of Bion Technologies, Inc. and was its President from October 1989 to July 23, 1999. Dr. Northrop has a BS degree in biology from Amherst College, Amherst, Massachusetts (1964), a PhD in biophysics from Syracuse University, Syracuse, New York, (1969), and has done post doctoral work at the University of California at Davis, Davis, California and The Center for Theoretical Biology, State University of New York at Buffalo, Buffalo, New York. He also has conducted twenty-five years of experimental research on both individual and complex systems of microorganisms.

Since 2003, Dr. Northrop has served as a director of As It Is, Inc., a private company of which he is a cofounder. Prior to founding Bion, he had ten years experience in the management of operations and process control at a large municipal advanced wastewater treatment plant in Amherst, New York (1979-1989).

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Jon Northrop (63) has served as our Secretary and a Director since March of
2003. Since September 2001 he has been self employed as a consultant with a practice focused on business buyer advocacy. Mr. Northrop is one of our founders and served as our Chief Executive Officer and a Director from our inception in September 1989 until August 2001. Mr. Northrop has a bachelor's degree in Physics from Amherst College, Amherst, Massachusetts (1965), an MBA in Finance from the University of Chicago, Chicago, Illinois (1969), and spent several years conducting post graduate research in low energy particle physics at Case Institute of Technology, Cleveland, Ohio. Jon Northrop is the brother of Jere Northrop.

Before founding Bion Technologies, Inc., Mr. Northrop served in a wide variety of managerial and executive positions. He was most recently the Executive Director of Davis, Graham & Stubbs, one of Denver's largest law firms, from 1981 to 1989. Prior to his law firm experience, Mr. Northrop worked at Samsonite Corporation's Luggage Division in Denver, Colorado, for over 12 years. His experience was in all aspects of manufacturing, systems design and implementation, and planning and finance, ending with three years as the Division's Vice President, Finance.

Salvatore J. Zizza (60) recently rejoined Bion and Dairy during 2005 on a consulting basis and assumed the positions of Chairman and Director of Bion Dairy Corporation on January 1, 2006. Mr. Zizza served as a Director of Bion from December 1999 through February 2003. Mr. Zizza has agreed to join Bion's Board of Directors and serve as Bion's Chairman once Bion has commenced Exchange Act reporting with Securities and Exchange Commission and has secured adequate director and officer liability insurance coverage.

Mr. Zizza is a director of The Gabelli Equity Trust, The Gabelli Asset Fund, The Gabelli Growth Fund and The Gabelli Convertible Securities Fund and other funds in the Gabelli Fund family. Mr. Zizza is presently Chairman of Hallmark Electrical Supplies Corp, a distributor of electrical products, Bethlehem Advanced Metals which designs and manufactures high-temperature furnaces for sale and for its own use in the processing of specialty carbon, graphite and ceramic materials for semiconductor and aerospace applications, and Chairman of Metropolitan Paper Recycling, the largest independent recycler in New York.

From 2003 to 2005, Mr. Zizza was self employed providing consulting services as well as his board of director duties as described below. He served as Chairman of the Board, President and Treasurer from 1992 through 1997 of Hollis Eden Pharmaceuticals (HEPH) (f/k/a IAC) and has served as a Director since 1998. Mr. Zizza served as Chairman of the Board of Directors of The Lehigh Group, Inc. (f/k/a The LVI Group Inc.) ("LHG") beginning in 1991, and was President and Chief Financial Officer of The Lehigh Group, Inc. from 1985 to 1991. LHG, a New York Stock Exchange listed company, was engaged, through its subsidiary, in the distribution of electrical products, and from 1985 until 1991 was one of the largest interior construction and asbestos abatement firms in the United States. Mr. Zizza was Chief Operating and Chief Financial Officer of NICO, Inc., an interior construction firm, from 1978 until its acquisition in 1985 by LHG.



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George W. Bloom (51) has been with Bion Technologies, Inc. since December
2000 and has served as Chief Operating Officer since January 15, 2002. Mr. Bloom is responsible at Bion for oversight of the planning, design and construction of waste treatment systems and solids processing facilities. He has his BS in Environmental Science from Cornell University.

From 1986 through December 2000, Mr. Bloom was employed by Woodard & Curran, Inc., an environmental engineering and science-consulting firm, where he held the position of Chief Engineer of the Municipal Business Center at the time of his departure. Mr. Bloom is a registered professional engineer with over twenty years environmental engineering and consulting experience specializing in the planning, design, construction and operation of waste treatment facilities.

Jeremy Rowland (43) joined Bion Dairy on September 18, 2006 as its Chief Operating Officer. Mr. Rowland has agreed to serve as Chief Operating Officer of Bion once Bion has commenced reporting with the Securities & Exchange Commission and has secured adequate director and officer liability insurance coverage. Mr. Rowland earned his MS in Environmental Science in 1987 and his BS in Forest Ecology in 1985 from Southern Illinois University, School of Agriculture Science.

Prior to joining Bion, he worked for URS Corporation, a major national engineering/consulting firm, for 16 years where he developed and lead URS's efforts in the renewable energy marketplace. Mr. Rowland has eighteen years experience in multi-disciplinary energy and environmental project development and management throughout the U.S. and overseas. Mr. Rowland's areas of expertise include renewable energy project development, distributed generation (mostly combined heat/power), large-scale power plant developments, and strategic energy management.

James W. Morris (56) has served as Chief Technology Officer of Bion Technologies, Inc. since February 2002 and is co-inventor of portions of the Bion Process. Prior to joining Bion, Dr. Morris provided the Company with technical assistance and technical advice for over two years as a consultant. Dr. Morris is a licensed professional engineer in Maine and Vermont with more than 30 years of engineering experience. Over a twelve-year period he performed research and taught graduate and undergraduate engineering as a member of the faculties of Cornell University, the University of Manitoba and the University of Vermont. He earned his BSCE and MSCE at Tennessee Technological University and a Ph.D. in Environmental Quality/Agricultural Engineering from Cornell University.

Dr. Morris' consulting work included eight years acting as the Senior Technical Consultant for a large environmental consulting firm and the formation of James W. Morris & Associates, Inc. that allowed him to serve clients ranging from small commercial establishments, to municipalities and corporations, as well as a sub consultant to several larger engineering firms. He is a member of the American Society of Civil Engineers, Water Environment Federation, Institute of Food Technologists, American Society of Agricultural Engineers, Agricultural Engineering Society, Aquacultural Engineering Society and American Water Works Association, Tau Beta Phi

                                      12


(Engineering honor society), Chi Epsilon (Civil Engineering honor society) and is a member of Sigma Xi, The Scientific Research Society of North America.

Jeff Kapell (60) became a consultant to Bion and Bion Dairy in December 2003 and joined the Bion management team on a full-time basis during April 2006 as Bion Dairy's Vice-President -- Renewables. Commencing in mid-2005, Mr. Kapell provided consulting services to Bion and Bion Dairy as Principal of Kapell Consulting. Mr. Kapell is a graduate of Lehigh University.

Previously, Mr. Kapell was Associate Principal at SJH & Company, a strategic management-consulting group serving the global agri-food industry. Mr. Kapell served SJH & Company from 2000 to 2005. While at SJH, he led the firm's development of a practice area in "renewables" and has become recognized throughout the industry as a sector expert at the intersection of agriculture and renewable energy. Mr. Kapell has also been a cranberry grower for the past twenty-five years and has served on the Board of Ocean Spray Cranberries, Inc., as president of The Cape Cod Cranberry Growers Association, and is currently Vice-Chairman of the Board of the Cranberry Institute. Mr. Kapell is an engineer by training, having performed systems analysis for several firms prior to launching his farming and consulting ventures.

David Mager (53) became a consultant on a full time basis to Bion and Bion Dairy in June 2003 and serves as Bion Dairy's Vice President for Public Policy. He is a scientist, inventor and consultant whose specialty is helping companies serve a "dual bottom line" of being profitable while being environmentally and socially responsible. Mr. Mager has a BS in biology from the State University of New York at Stony Brook (1975).

Prior to joining Bion, Mr. Mager was employed for over 20 years providing environmental consulting to companies such as Amoco, General Electric, General Motors, Coca Cola, IBM, Unilever, Aveda, Tommy Boy Records, Rhino Records, Eileen Fisher, Stonyfield Farm Yogurt, Kozy Shack, Gaiam and ABC Home. He has focused on helping his clients continuously improve their environmental footprints. Since 2001, he has been a principal of Meadowbrook Lane Capital, LLC, an investment bank, through which he provides his services to Bion and Bion Dairy.

Dominic Bassani (60) served as the General Manager of Bion Dairy from April 2003 through September 2006. He now serves Bion (and its subsidiaries) as a consultant (through Bright Capital, Ltd. ("Brightcap")) on a full-time basis with focus on strategic planning and special projects. He has been an investor in and consultant to Bion since December 1999. He is an independent investor and since 1990 has owned and operated Brightcap, a management consulting company that provides management services to early stage technology companies.

Mr. Bassani was a founding investor in 1993 in Initial Acquisition Corp. that subsequently merged in 1995 with Hollis Eden Corp. (HEPH), a biotech company specializing in immune response drugs. From early 1998 until June 1999 he was a consultant to Internet Commerce Corp. (ICCA), a leader in business-to-business transactions using the Internet. He is presently an investor in

                                     13



numerous private and public companies primarily in technology related businesses. From 1980 until 1986, Mr. Bassani focused primarily on providing management reorganization services to manufacturing companies and in particular to generic pharmaceutical manufacturers and their financial sponsors.

 Michael J. McCloskey, (54), who became a consultant to Bion and Dairy during 2005 with respect to its Integrated Projects, Dairy Park initiative and the entire dairy business, obtained his Doctorate of Veterinary Medicine in 1976 from the University of Mexico, Mexico City and completed a specialty in dairy production medicine from the University of California, Davis, which he attended from 1978-80. He is the co-owner/manager of Fair Oaks Dairy Farm, a 15,000 head dairy farm in Fair Oaks, Indiana and is actively involved in the ownership and management of dairies in other states.

In 1992, Dr. McCloskey formed a milk marketing business called Quality Milk Sales. As the co-owner/manager of Quality Milk Sales, he is responsible for marketing the milk produced by the dairy farmer members of Select Milk Producers and Continental Dairy Products, who jointly produce in excess of 4 billion pounds of milk per year. These cooperatives stretch through New Mexico, Texas, Oklahoma, Kansas, Indiana, Michigan, and Ohio. Dr. McCloskey was instrumental in the formation of the Southwest Agency, an agency that controls the marketing and transportation of virtually all milk marketed in Texas and New Mexico. The success of the Southwest Agency is now being viewed as the model for achieving price stability without government intervention in other regions of the country. Dr. McCloskey successfully brought together a joint venture between Glanbia Foods, Select Milk Producers, and Dairy Farmers of America to establish Southwest Cheese Company ('SWC').

Dr. McCloskey serves on the board of National Milk Producers Federation and participates in the Federal Order Policy and Dairy Export Policy committees. Dr. McCloskey has had the opportunity to be in a leadership position in every aspect of the dairy industry: from individual cow production to processing, from marketing to federal order reform, and from regional political issues to national issues and international trade.

Timothy C. den Dulk, (43), who became a consultant to Bion and Dairy during 2005 with respect to its Integrated Projects, Dairy Park initiative and the entire dairy business, owns and manages dairy farms in California, New Mexico, Michigan, Ohio, and Indiana that milk approximately 30,000 cows. He also raises dairy heifers in Tennessee, Kentucky, Missouri, Nebraska, and South Dakota which, when combined with his dairy cows, total to a herd size of almost 60,000 cows. Mr. den Dulk farms row crops on approximately 20,000 acres in the above-mentioned states and grapes, walnuts, peaches and almonds in California. These numbers and geographical diversification give Mr. den Dulk a unique national presence in the U.S. dairy and farming industry.

Mr. den Dulk is owner and participates in the management of: a) Quality Milk Sales, Inc., New Mexico, which accounts for 350 loads of milk per day, $600,000,000 yearly sales and employs 45 people (including plant employees);
b) Pioneer Dairy Laboratory, Inc., New Mexico, Texas; c) Pecos Dairy

                                    14



Investment Group, L.L.C. (Reverse osmosis and Ultra-filtration technology);
d) Siesta Foods, Mexico; e) 1st National Bank, Artesia, New Mexico (Ownership of 35%) & f) Farm Journal, LTD; (Minority partner- Publication of Farm Journal magazine). In addition, Mr. den Dulk was a) an Incorporator and Director (1994- 1998) of Select Milk Producers, Inc. which is currently managed and operated by Mr. den Dulk's business, Quality Milk Sales) and b) President (1998-present), Incorporator, and Director, Continental Dairy Products, Inc., an Ohio marketing cooperative formed in 1998 (a rapidly growing cooperative with members in Ohio, Indiana, and Michigan).

Tydd Rohrbough, Chairman and CEO of Cornhusker Energy Lexington LLC, has served as a consultant to Bion and Dairy since mid-2004 focusing on matters related to its Integrated Projects and Dairy Park initiative with emphasis on integration of ethanol facilities. Rohrbough provided the seed capital, secured the complete financing structure and continues to lead the development of the $81 million greenfield ethanol facility in Nebraska which
will be operational later in 2005.   Rohrbough is a managing member of ECMS,
which provides independent project consulting, management and development services to the Renewable Energy markets. Rohrbough is also President of Dark Horse Inc and Dark Horse LLC, which are special purpose companies that invest in patent or patent pending technologies. Prior to the forming the above companies, Rohrbough was a Private Client Advisor with Bazzis & Riddle, high net worth private client office affiliated with Wachovia (formerly First Union).

Dennis C. Tristao has worked within the agricultural air quality issue arena for over 12 years. Mr. Tristao provides consulting services to Bion. His past commitments to the Agricultural Air Quality Task Force resulted in the Memorandum of Understanding between the USDA and the EPA on agricultural air quality research, establishment of a research priority and funding recommendation and a recommendation for national policy on implementing a voluntary compliance strategy for agricultural producers.

               ________________________________________________

In addition, the following person became a director of Bion Dairy effective October 15, 2006 and has agreed to become a director of Bion upon the Company's acquisition of director and officer liability insurance:

Richard Berman (64) has a business career that spans over 35 years of venture capital, management and merger & acquisitions experience. Since 1982, Richard Berman has mainly been active as an investor, advisor, manager, director, and financier to over 100 public and private companies, with emphasis on biotech, internet, and other technology sectors. In the last five years, Mr. Berman has served as a director and/or officer of approximately a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company; Chairman of National Investment Managers, a public company in pension administration and investment management; and Chairman of Candidate Resources, a private company delivering human resources services over the web, and Chairman of Fortress Technology Systems.


                                     15



Mr. Berman is a director of seven public companies: Dyadic International, Inc., Broadcaster, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., National Investment Managers, and Advaxis, Inc. From 1998-2000, Mr. Berman was employed by Internet Commerce Corporation as Chairman and CEO. From 1975-1982 Mr. Berman served Banker Trust Company, New York with a final position of Senior Vice President where he was Head of Mergers & Acquisitions and Leverage Buyout Departments. Mr. Berman is active in real estate and venture capital investing. He is a past Director of the Stern School of Business of NYU where he obtained his BS (1964) and MBA (1973). He also has US and foreign law degrees from Boston College (1969) and The Hague Academy of International Law, respectively.

FORWARD-LOOKING STATEMENTS

This Executive Summary contains, in addition to historical information, forward-looking statements regarding Bion Environmental Technologies, Inc. (the "Company"), which represent the Company's expectations or beliefs including, but not limited to, statements concerning the Company's operations, performance, financial condition, business strategies, and other information and that involve substantial risks and uncertainties. The Company's actual results of operations, most of which are beyond the Company's control, could differ materially. For this purpose, any statements contained in this Executive Summary that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that could cause or contribute to such difference include, but are not limited to, limited operating history; uncertain nature of environmental regulation and operations; risks of development of first of their kind Integrated Projects; need for additional financing; competition; dependence on management; and other factors.

In addition to the foregoing and any risks and uncertainties identified in the text surrounding forward-looking statements, the factors discussed under the caption "Risk Factors" (page 20) in the Company's SEC Form 10-SB (Amendment 4) that warn of risks or uncertainties associated with future results, events or circumstances, identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For further information, please visit the Company's website at www.biontech.com, or contact:

Craig Scott
Vice President-Capital Markets/IR
303-843-6191 direct
cscott@biontech.com

                                     16





       ETHANOL FACILITY ASSUMPTIONS                            ETHANOL FACILITY - P&L COMPARISON
-------------------------------------------   ---------------------------------------------------------------
                                                                                              Integrated
                                                                                          -------------------
                                                                                Stand-    With
                                              Revenues/Expenses                 Alone     Bion     Difference
                                              ------------------------------    ------    -----    ----------

 Production Capacity (gpy)             40.0   Operating Revenues ($M)
Inputs                                         Ethanol                          $76.0     $76.0     $0.0
 Corn required (bu)                   14.29    Distiller Grains                 $17.1     $ 9.2    ($7.9)
 CBOT corn cost ($/bu)                $3.75    Solubles (dried feed and oil)    $ 0.0     $ 5.9     $5.9
 Local basis at origin ($/bu)        ($0.20)   Federal Producer Incentive       $ 1.5     $ 1.5     $0.0
 Corn handling/transport cost ($/bu)  $0.10       Total Revenues                $94.6     $92.7    ($2.0)
 Natural Gas Cost ($/MMBTU)           $8.00
 Electricity ($/kWh)                 $0.065    Expenses ($M)
                                                Labor                           $ 1.3     $ 1.3     $0.0
Product Outputs                                 Feedstock                       $52.1     $52.1     $0.0
 Total distiller grains w/                      Product Trucking/Handling       $12.0     $ 5.6    ($6.4)
   solubles d.b. (tpy)              115,200     Natural gas-ethanol
 Wet distiller grains w/o solubles               fermentation/distillation      $ 7.2     $ 7.2     $0.0
   (tons)                           220,526     Natural gas-DDGS drying         $ 3.8     $ 0.0    ($3.8)
 Dried condensed solubles w/o                   Electricity                     $ 2.6     $ 2.6     $0.0
   fat (tpy)                         33,074     Chemicals, Enzymes, Main-
 Extracted oil value (tpy)            4,942      tenance, Misc.                 $ 8.0     $ 7.6    ($0.4)
                                                Solubles Process Operating
Product Characteristics                           Reserve                       $ 0.0     $ 2.0     $2.0
 Ethanol value ($/gal)                $1.90     G&A Expenses                    $ 3.3     $ 3.3     $0.0
 Ethanol transportation cost ($/gal)  $0.14       Total Operating Expenses      $90.4     $81.7    ($8.7)
 Local dry distiller grains value
   as % of corn                         70%     EBIT/DA ($M)                    $ 4.3     $11.0     $6.7
 Local wet distiller grains value                Interest                       $ 2.9     $ 3.1     $0.2
   as % of corn                         80%      Depreciation                   $ 4.8     $ 5.2     $0.4
 DDGS Market Value Differential                  Taxes                          $ 0.0     $ 0.2     $0.2
   ($/ton)                              $40
 DDGS Transportation Cost ($/ton)       $50     Net Income                      $(3.4)    $ 2.4     $5.9
 Dried condensed solubles feed value
   ($/ton)                             $120
 Extracted oil value ($/lb)           $0.20

Financial Assumptions
 CapEx for construction ($/gallon)    $1.60
 Project CapEx ($M)                   $64.0
 CapEx for Solid Fuel Burner/Boiler
    ($M)                               $5.0
 Equity as % of Total Capital           40%
 Debt annual rate (%)                  7.5%
 Debt term (# yrs)                        7
 Depreciation-straight line
   equivalent (# yrs)                    12
 Total equivalent tax rate            40.0%









                                                   17



This Ethanol P&L Comparison is intended solely to illustrate the economic impact of integrating a new livestock herd with an existing ethanol plant.

* The model is based on a 40 million gpy plant constructed three to five years ago in Iowa, with dryers installed - CAPEX reflects cost at time of construction.
* Assumptions contained on this page are for this Comparison only and are not to be used in conjunction with any other financial models in this presentation.
* Ethanol production is subject to a wide range of variables, including commodity price volatility, transportation costs, regional market fluctuations, and others.
* Bion makes no representation as to the accuracy of these assumptions at any given time.
* Additional CAPEX of $5 MM is the cost to retrofit the ethanol plant's boilers to accommodate the solid fuel produced by the Bion system.
* Depreciation is an estimate based on an average of 30 years for the facility and 7 for the equipment.



























                                   18